Exhibit 99.1

CU BANCORP ANNOUNCES 2014 ANNUAL SHAREHOLDERS

MEETING DATE AND RECORD DATE

LOS ANGELES, CA, October 10, 2014 – CU Bancorp (Nasdaq: CUNB), the parent bank holding company of California United Bank, announced today that its 2014 Annual Meeting of Shareholders will be held on Friday, November 14, 2014 at 9:00 a.m. Pacific Time, at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367. The Board of Directors has fixed the close of business on Wednesday, October 8, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the 2014 Annual Meeting of Shareholders and any adjournment or postponement thereof. The 2014 Annual Meeting is being held for the purposes of, among other things, approving the principal terms of a merger agreement pursuant to which CU Bancorp will acquire 1st Enterprise Bank by merging 1st Enterprise Bank with and into California United Bank, with California United Bank surviving the merger, electing directors, approving an amendment to CU Bancorp’s 2007 Equity and Incentive Plan and ratifying accountants. Mailing of the proxy materials for the 2014 Annual Meeting to shareholders of record will commence today, October 10, 2014.

ABOUT CU BANCORP AND CALIFORNIA UNITED BANK

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s website at www.cubancorp.com. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Bank’s website at www.cunb.com.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of CU Bancorp’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. The documents filed by CU Bancorp with the SEC may be obtained free of charge at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by requesting them in writing to CU Bancorp, c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, Calif. 91436; Attention: Corporate Secretary, or by telephone at (818) 257-7791.

CU Bancorp has filed a registration statement with the SEC which was declared effective on October 7, 2014. This registration statement includes the joint proxy statement of CU Bancorp and 1st Enterprise and a prospectus of CU Bancorp. Before making any voting or investment decision, investors and security holders of CU Bancorp and 1st Enterprise Bank are urged to carefully read the entire registration statement and joint proxy statement/prospectus, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. Definitive joint proxy statements/prospectuses are being sent to the shareholders of each institution seeking any required shareholder approvals. Investors and security holders can obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from CU Bancorp by writing to the address provided in the paragraph above.

CU Bancorp, 1st Enterprise Bank, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CU Bancorp and 1st Enterprise shareholders in favor of the approval of the transaction. Information about the directors and executive officers of CU Bancorp and their ownership of CU Bancorp common stock is set forth in the proxy statements/prospectuses included with the registration statement filed on Form S-4 with the Securities and Exchange Commission on August 20, 2014, as amended on September 24, 2014 and October 3, 2014. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.

CONTACT:

CU Bancorp

David Rainer, CEO

(818) 257-7700

Karen Schoenbaum, CFO

(818) 257-7700